Exhibit 4.6

LOAN NUMBER	LOAN NAME	ACCT. NUMBER	AGREEMENT DATE	INITIALS
156779	Optical Cable Corporation	19398	09/22/06	MNM

NOTE AMOUNT	INDEX (w/Margin)	RATE	MATURITY DATE	LOAN PURPOSE
$5,000,000.00	30 Day LIBOR plus 2.150%	7.54%	2/28/08	Commercial

Creditor Use Only

COMMERCIAL LOAN AGREEMENT

Accounts Receivable and/or Inventory Financing

DATE AND PARTIES. The date of this Commercial Loan Agreement (Agreement) is September 22, 2006. The parties and their addresses are as follows:

LENDER:

VALLEY BANK

36 W. Church Ave. S.W.

Roanoke, Virginia 24011

BORROWER:

OPTICAL CABLE CORPORATION

a Virginia Corporation

5290 Concourse Drive

Roanoke, Virginia 24019

1. DEFINITIONS. For the purposes of this Agreement, the following terms have the following meanings.

A. Accounting Terms. In this Agreement, any accounting terms that are not specifically defined will have their customary meanings under generally accepted accounting principles.

B. Insiders. Insiders include those defined as insiders by the United States Bankruptcy Code, as amended; or to the extent left undefined, include without limitation any officer, director, partner, or any immediate family member of any of the foregoing, or any person or entity which, directly or indirectly, controls, is controlled by or is under common control with it.

C. Loan. The Loan refers to this transaction generally, including obligations and duties arising from the terms of all documents prepared or submitted for this transaction.

D. Loan Documents. Loan Documents refer to all the documents executed as a part of or in connection with the Loan.

E. Pronouns. The pronouns “the Company” or “Optical Cable Corporation” refer to the Borrower signing this Agreement. “You” and “your” refers to the Loan’s lender.

F. Property. Property is any property, real, personal or intangible, that secures the Company’s performance of the obligations of this Loan.

G. Asset-Based Financing Definitions. For the purposes of this Agreement, the following terms will have the following meanings.

(1) Account Debtors. Account Debtors are persons who are obligated on the Accounts Receivable.

(2) Account Guarantors. Account Guarantors are persons who have guarantied certain Accounts Receivable.

(3) Accounts Receivable. Accounts Receivable will include all of the following meanings.

(a) Accounts and Other Rights to Payment. All rights the Company has now or in the future to payments including, but not limited to, payment for goods and other property sold or leased or for services rendered, whether or not the Company has earned such payment by performance. This includes any rights and interests (including all guaranties, standby letters of credit, liens and security interests) which the Company may have by law or agreement against any Account Debtor.

(b) General Intangibles. All general intangibles including, but not limited to, tax refunds, applications for patents, patents, copyrights, trademarks, trade secrets, good will, trade names, customer lists, permits and franchises, and the right to use the Company’s name.

(c) Proceeds. All proceeds from the disposition or collection of Accounts Receivable.

(4) Eligible Accounts Receivable. Eligible Accounts Receivable include all of the Company’s Accounts Receivable that are and continue to be acceptable to you in all respects. Eligible Accounts Receivable exclude all Accounts Receivable, or the portion of any Account Receivable as indicated, that:

(a) Have not been finally accepted by the Account Debtors and Guarantors without dispute, offset, defense or counterclaim for the purpose of voiding, avoiding or reducing the amount of the Accounts Receivable.

(b) Are subject or will be subject to a service or maintenance agreement or a prior claim, assignment, security interest or any type of lien, unless you consent to these interests or these interests are subordinated to your interest.

(c) The portion of any Account Receivable that is subject to a credit adjustment or allowance (except for a discount for prompt payments).

(d) Are subject to a return, rejection or repossession.

(e) Have Account Debtors or Guarantors that cannot be identified on the Company’s records.

(f) Are owed by Account Debtors or Guarantors who are insolvent, subject to bankruptcy or receivership proceedings, have made an assignment for the benefit of creditors or whose credit standing is otherwise unacceptable to you and you have so notified it.

(g) Have Account Debtors that are foreign governments.

(h) Have Account Debtors that are not residents of the United States of America.

(i) Are subject to a retainage to the extent of the retainage.

(j) Have Account Debtors that are an Insider or “affiliate” of the Company, as defined by the United States Bankruptcy Code, as amended.

(k) Have Account Debtors or Guarantors whose credit standing in relation to the amount of credit extended has become unsatisfactory to you.

(l) The portion of any otherwise Eligible Accounts Receivable balances the payment of which is subject to withholding by the Account Debtor until the Company has completed performance of services or delivery of goods.

(m) The portion of any otherwise Eligible Accounts Receivable balances which have been due and owing for more than 90 days measured from the invoice due dates and all remaining Accounts Receivable owed by these Account Debtors who are overdue on at least one of their Accounts Receivable.

(n) The entire balance of any otherwise Eligible Accounts Receivable if 50 percent or more of that entire balance has been due and owing for more than 90 days from the invoice due dates.

(o) The portion of any otherwise Eligible Accounts Receivable balance which is offset by a contra account owing from the Company (e.g., only the net amount due from the Account Debtor after the amount the Company owes the Account Debtor is subtracted from the amount the Account Debtor owes the Company is eligible).

(p) Percent of the balance of any otherwise Eligible Accounts Receivable owed by an Account Debtor whose total Eligible Accounts Receivable balance exceeds 20 percent of the total Eligible Accounts Receivable balances owing from all Account Debtors.

(q) Have arisen from sales made outside of the ordinary course of business.

(r) Are not subject to the Uniform Commercial Code and for which the sales agreement or purchase orders have a non- assignability clause.

(s) You, in your discretion exercised reasonably and in good faith, judge not to qualify as an Eligible Accounts Receivable.

(5) Overadvance. An Overadvance is made when advances exceed the maximum outstanding Principal balance.

2. ADVANCES. Advances under this Agreement are made according to the following terms and conditions.

A. Asset Based Financing - Revolving Draw. In accordance with the terms of this Agreement and other Loan Documents, you will extend to the Company and the Company may from time to time borrow, repay, and reborrow, one or more advances. The amount of advances will not exceed the lesser of $5,000,000.00 (Principal) or the Borrowing Base. The Borrowing Base is calculated as 85 percent of Eligible Accounts Receivable. As long as the Company owes any amounts to you under the Loan, the Company will calculate this Borrowing Base as of the close of its business day the time specified under the Line Manager Addendum, and within every 30 days, and will provide you with a Borrowing Base Certificate containing an assignment of any Accounts Receivable. The Borrowing Base Certificate will be in form and substance acceptable to you, will contain the Company’s Borrowing Base calculation and will be certified and signed by an officer of the Company. The Company’s calculation of its Borrowing Base is subject to your confirmation or redetermination. Your calculation of the Borrowing Base will be the final determination when your calculation of the Borrowing Base ratio differs from the Company’s.

B. Requests for Advances. The Company’s requests are a representation that the Company is in compliance with all the Loan Documents. When required by you for a particular method of advance, the Company’s requests for an advance must specify the requested amount and the date and be accompanied with any agreements, documents, and instruments that you require for the Loan. Any payment by you of any check, share draft or other charge may, at your option, constitute an advance on the Loan to the Company. All advances will be made in United States dollars. The Company will indemnify you and hold you harmless for your reliance on any request for advances by the Company that you reasonably believe to be genuine.

The only persons authorized to request advances are set forth in Schedule A to this Loan Agreement. The Company may revise Schedule A from time to time; provided the change will not be binding on you until your receipt of written notice thereof. Such revisions will be signed by the Chief Executive Officer and the Chief Financial Officer of the Company. Requests for advances may be made by authorized persons in the form of fax.

C. Advance Limitations. In addition to any other Loan conditions, requests for, and access to, advances are subject to the following limitations.

(1) Obligatory Advances. You will make all Loan advances subject to this Agreement’s terms and conditions.

(2) Advance Amount. Subject to the terms and conditions contained in this Agreement, advances will be made in exactly the amounts requested by the Company.

(3) Cut-Off Time. Requests for an advance received before 02:00 PM will be made on any day that you are open for business, on the day for which the advance is requested.

(4) Disbursement of Advances. On the Company’s fulfillment of this Agreement’s terms and conditions, you will disburse the advance in any manner as you and the Company agree.

(5) Credit Limit. The Company understands that you will not ordinarily grant a request for an advance that would cause the unpaid principal of the Company’s Loan to be greater than the Principal limit. You may, at your option, grant such a request without obligating yourselves to do so in the future. The Company will pay any overadvances in addition to its regularly scheduled payments. The Company will repay any overadvance by repaying you the amount of the overadvance in full within 10 days after the overadvance occurs.

(6) Records. Your records will be conclusive evidence as to the amount of advances, the Loan’s unpaid principal balances and the accrued interest.

(7) Repayment Of Overadvances. The Company will pay any Overadvances in addition to its regularly scheduled payments. The Company will repay any Overadvance by repaying you in full within 3 days after the Overadvance occurs, except the Company may repay an Overadvance of $0 or less within 0 days if the outstanding Principal balance, including the excess, does not exceed the liquidation value of Accounts Receivable and Inventory and the Overadvance resulted from you declaring ineligible previously Eligible Accounts Receivable and Inventory. Otherwise, the Company will repay any Overadvance by making periodic payments to you as you request.

D. Conditions. The Company will satisfy all of the following conditions before you either issue any promissory notes or make any advances under this Agreement.

(1) No Default. There has not been a default under this Agreement or any other Loan Documents nor would a default result from making the Loan or any advance.

(2) Information. You have received all documents, information, certifications and warranties as you may require, all properly executed, if appropriate, on forms acceptable to you. This includes, but is not limited to, the documents and other items listed in the Loan Checklist Report which is hereby incorporated by reference into this Agreement.

(3) Inspections. You have made all inspections that you consider necessary and are satisfied with this inspection.

(4) Conditions and Covenants. The Company will have performed and complied with all conditions required for an advance and all covenants in this Agreement and any other Loan Documents.

(5) Warranties and Representations. The warranties and representations by the Company contained in this Agreement are true and correct at the time of making the requested advance.

(6) Financial Statements. The Company’s most recent financial statements, Inventory or Accounts Receivable schedules and other financial reports, delivered to you, are current, complete, true and accurate in all material respects and fairly represent the Company’s financial condition in all materials respects.

(7) Bankruptcy Proceedings. No proceeding under the United States Bankruptcy Code has been commenced by or against the Company or any of its affiliates.

3. DEMAND. This Loan and the obligation evidenced by the Note mature on February 28, 2008, unless otherwise extended by written agreement by the parties hereto; however, the Company agrees to fully repay the Loan on demand with 60 days prior written notice by you. Unless sooner demanded, all principal, accrued interest, costs, and other amounts owed shall be due and payable on February 28, 2008. Notwithstanding the foregoing, in the event the Company defaults hereunder or under any other Loan Document you may immediately declare the Loan due and payable in full, together with all other amounts owed hereunder.

4. WARRANTIES AND REPRESENTATIONS. The Company makes to you the following warranties and representations which will continue as long as this Loan is in effect, except when this Agreement provides otherwise.

A. Power. The Company is duly organized, and validly existing and in good standing in all jurisdictions in which it operates. The Company has the power and authority to enter into this transaction and to carry on its business or activity as it is now being conducted and, as applicable, is qualified to do so in each jurisdiction in which it operates.

B. Authority. The execution, delivery and performance of this Loan and the obligation evidenced by the Note are within the Company’s powers, have been duly authorized, have received all necessary governmental approval, will not violate any provision of law, or order of court or governmental agency, and will not violate any agreement to which the Company is a party or to which the Company or any of its property is subject.

C. Name and Place of Business. Other than previously disclosed in writing to you the Company has not changed its name or principal place of business within the last 5 years and has not used any other trade or fictitious name. Without your prior written consent, the Company does not and will not use any other name and will preserve its existing name, trade names and franchises.

D. Hazardous Substances. Except as the Company previously disclosed in writing and you acknowledge in writing, no Hazardous Substance, underground tanks, private dumps or open wells are currently located at, on, in, under or about the Property.

E. Use of Property. After diligent inquiry, the Company does not know or have reason to know that any Hazardous Substance has been discharged, leached or disposed of, in violation of any Environmental Law, from the property onto, over or into any other property, or from any other property onto, over or into the property.

F. Environmental Laws. The Company has no knowledge or reason to believe that there is any pending or threatened investigation, claim, judgment or order, violation, lien, or other notice under any Environmental Law that concerns Optical Cable Corporation or the property. The property and any activities on the property are in full compliance with all Environmental Law.

G. Loan Purpose. The purpose of this Loan is to establish a Line Manager Line of Credit to support working capital.

H. No Other Liens. The Company owns or leases all property that is needed to conduct its business and activities. The Company has good and marketable title to all property that it owns or leases. All of the Company’s Property is free and clear of all liens, security interests, encumbrances and other adverse claims and interests, except those disclosed to you or those you consent to in writing.

I. Compliance With Laws. The Company is not materially violating any laws, regulations, rules, orders, judgments or decrees applicable to the Company or its property, except for those which the Company is challenging in good faith through proper proceedings after providing appropriate reserves in accordance with generally accepted accounting principles to fully pay the claim and its challenge should I lose.

J. Legal Dispute. There are no pending or threatened lawsuits, arbitrations or other proceedings against the Company or the Company’s property that singly or together may materially and adversely affect the Company’s property, operations, financial condition, or business, other than any potential litigation which has been disclosed to you in writing.

K. Adverse Agreements. The Company is not a party to, nor is it bound by, any agreement that is now or is likely to become materially adverse to the Company’s business, Property or operations.

L. Other Claims. There are no outstanding claims or rights that would conflict with the execution, delivery or performance by the Company of the terms and conditions of this Agreement or the other Loan Documents. No outstanding claims or rights exist that may result in a lien on the Property, the Property’s proceeds and the proceeds of proceeds, except liens that were disclosed to and agreed to by you in writing.

M. Solvency. The Company is able to pay its debts as they mature, the Company’s assets exceed its liabilities and the Company will have sufficient capital for current and planned business and other activities after this financing. The Company will not become insolvent by the execution or performance of this Loan.

5. FINANCIAL STATEMENTS. The Company will prepare and maintain its financial records using consistently applied generally accepted accounting principles then in effect. The Company will provide you with financial information in a form that you accept and under the following terms.

A. Certification. The Company represents and warrants that any financial statements that the Company provides you fairly represents its financial condition for the stated periods, is current, complete, true and accurate in all material respects, includes all of its direct or contingent liabilities (to the extent required by generally accepted accounting principles) and there has been no material adverse change in the Company’s financial condition, operations or business since the date the financial information was prepared.

B. Frequency. Each year, the Company will provide to you its audited annual financial statements and any written reports prepared by the Company’s independent accountants prepared in connection with the audit as soon as available or at least within 90 days after the close of the Company’s fiscal year.

(1) Interim Financial Reports. Each quarter, the Company will provide to you unaudited financial statements and any written reports prepared by the Company’s independent accountants as soon as available or at least within 45 days after the close of this business period.

(2) Accounts Receivable Schedule. Each quarter (reporting period), the Company will provide you with an Accounts Receivable schedule within 15 days after the end of this reporting period or with the frequency and promptness you otherwise request.

C. SEC Reports. The Company will provide you with true and correct copies of all reports, notices or statements that it provides to the Securities and Exchange Commission, any securities exchange or its stockholders, owners, or the holders of any material indebtedness as soon as available or at least within10 days after issuance, to the extent not available on the SEC website.

D. Requested Information. The Company will provide you with any other information about its operations, financial affairs and condition within 15 days after your reasonable request.

E. Additional Financial Statements Term. In addition, Optical Cable Corporation is required to submit Accounts Receivable Agings quarterly and Accounts Payable Agings annually. Optical Cable Corporation will also provide you with budgets and forecasts approved by its Board of Directors, tax returns (both Federal and state) upon your request.

6. COVENANTS. Until the Loan and all related debts, liabilities and obligations are paid and discharged, the Company will comply with the following terms, unless you waive compliance in writing.

A. Participation. The Company consents to you participating or syndicating the Loan and sharing any information that you decide is necessary about the Company and the Loan with the other participants or syndicators.

B. Inspection. Following your written request, the Company will immediately pay for all one-time and recurring out-of-pocket costs that are related to the inspection of the Company records, business or Property that secures the Loan. Upon reasonable notice, the Company will permit you or your agents to enter any of Optical Cable Corporation’s premises and any location where the Company’s Property is located during regular business hours to do the following.

(1) You may inspect, audit, check, review and obtain copies from the Company’s books, records, journals, orders, receipts, and any correspondence and other business related data.

(2) You may inspect the Company’s Property, audit for the use and disposition of the Property’s proceeds and proceeds of proceeds; or do whatever you decide is necessary to preserve and protect the Property and your interest in the Property.

After prior notice to the Company, you may discuss the Company’s financial condition and business operations with the Company’s independent accountants, if any, or the chief financial officer of the Company and a representative of the Company may be present during these discussions. As long as the Loan is outstanding, the Company will direct all of its accountants and auditors to permit you to examine its records in their possession and to make copies of these records. You will maintain the confidentiality of the information you or your agents obtain, except you may provide your regulator and your independent accountants, if any, with required information about the Company’s financial condition, operation and business or that of any parent, subsidiaries or affiliates of the Company. Provided the Company is not in default, you agree that your inspection of the Company’s records, business or Property shall be limited to once per calendar year.

C. Business Requirements. The Company will preserve and maintain its present existence and good standing in the jurisdiction where the Company is organized and all of the Company’s rights, privileges and franchises. The Company will do all that is needed or required to continue its business or activities as presently conducted, by obtaining licenses, permits and bonds everywhere it engages in business or activities or own, lease or locate its property. The Company will obtain your prior written consent before the Company ceases its business or before the Company engages in any new line of business that is materially different from its present business or new businesses presently contemplated.

D. Compliance with Laws. The Company will not materially violate any laws, regulations, rules, orders, judgments or decrees applicable to it or its Property, except for those which the Company challenges in good faith through proper proceedings after providing appropriate reserves to pay the claim and its appeal should the Company lose. Laws include without limitation the Federal Fair Labor Standards Act requirements for producing goods, the federal Employee Retirement Income Security Act of 1974’s requirements for the establishment, funding and management of qualified deferred compensation plans for employees, health and safety laws, environmental laws, tax laws, licensing and permit laws. On your request, the Company will provide you with written evidence that it has fully and timely paid its taxes, assessments and other governmental charges levied or imposed on the Company, its income or profits and its property. Taxes include without limitation sales taxes, use taxes, personal property taxes, documentary stamp taxes, recordation taxes, franchise taxes, income taxes, withholding taxes, FICA taxes and unemployment taxes. The Company will adequately provide for the payment of these taxes, assessments and other charges that have accrued but are not yet due and payable.

E. New Organizations. The Company will obtain your written consent and any necessary changes to the Loan Documents before it organizes or participates in the organization of any entity, merges into or consolidates with any one, permits any one else to merge into the Company, acquires all or substantially all of the assets of any one else or otherwise materially changes its legal structure, management, ownership or financial condition.

F. Dealings with Insiders. The Company will not purchase, acquire or lease any property or services from, or sell, provide or lease any property or services to, or permit any outstanding loans or credit extensions to, or otherwise deal with, any Insiders except as required under contracts existing at the time the Company applied for the Loan and approved by you or as this Agreement otherwise permits and except to the extent that such dealings with Insiders are on customary business terms at least as favorable to the Company as would be a similar transaction with a non-Insider. The Company will not change or breach these contracts existing at Loan application so as to cause an acceleration of or an increase in any payments due. This provision does not apply to any dealings with the sole company identified to you in writing contemporaneously with the signing hereof.

G. Other Debts. The Company will pay when due any and all other debts owed or guaranteed by it and will faithfully perform, or comply with all the conditions and obligations imposed on the Company concerning the debt or guaranty.

H. Other Liabilities. The Company will not incur, assume or permit any debt evidenced by notes, bonds or similar obligations, except: debt in existence on the date of this Agreement and fully disclosed to you; debt subordinated in payment to you on conditions and terms acceptable to you; accounts payable incurred in the ordinary course of its business and paid under customary trade terms or contested in good faith with appropriate reserves under generally accepted accounting principles.

I. Notice to You. The Company will promptly notify you of any material change in its financial condition, of the occurrence of a default under the terms of this Agreement or any other Loan Document, or a default by the Company under any agreement between the Company and any third party which materially and adversely affects its property, operations, financial condition or business.

J. Certification of No Default. On your request, the chief financial officer or the independent accountant will provide you with a written certification that to the best of their knowledge no event of default exists under the terms of this Agreement or the other Loan Documents, and that there exists no other action, condition or event which with the giving of notice or lapse of time or both would constitute a default. As requested, the chief financial officer will also provide you with computations demonstrating compliance with any financial covenants and ratios contained in this Agreement. If an action, condition or event of default does exist, the certificate must accurately and fully disclose the extent and nature of this action, condition or event and state what must be done to correct it.

K. Use of Loan Proceeds. The Company will not permit the loan proceeds to be used to purchase, carry, reduce, or retire any loan originally incurred to purchase or carry any margin stock or otherwise cause the Loan to violate Federal Reserve Board Regulations U or X, or Section 8 of the Securities and Exchange Act of 1934 and its regulations, as amended.

L. Dispose of No Assets. Without your prior written consent or as the Loan Documents permit, the Company will not sell, lease, assign, transfer, dispose of or otherwise distribute all or substantially all of its assets to any person other than in the ordinary course of business for the assets’ depreciated book value or more.

M. No Other Liens. The Company will not create, permit or suffer any lien or encumbrance upon any of its properties for or by anyone, other than you, except for: nonconsensual liens imposed by law arising out of the ordinary course of business on obligations that are not overdue or which the Company is contesting in good faith after making appropriate reserves; valid purchase money security interest on personal property; or any other liens specifically agreed to by you in writing.

N. Guaranties. The Company will not guaranty or become liable in any way as surety, endorser (other than as endorser of negotiable instruments in the ordinary course of business) or accommodation endorser or otherwise for the debt or obligations of any other person or entity, except to you or as you otherwise specifically agree in writing.

O. No Default under Other Agreements. The Company will not allow to occur, or to continue unremedied, any act, event or condition which constitutes a material default, or which, with the passage of time or giving of notice, or both, would constitute a material default under any material agreement, document, instrument or undertaking to which the Company is a party or by which the Company may be bound.

P. Legal Disputes. The Company will promptly notify you in writing of any threatened or pending lawsuit, arbitration or other proceeding against the Company or any of its property, not identified in my financial statements, and that singly or together with other proceedings may materially and adversely affect my property, operations, financial condition or business. The Company will use its best efforts to bring about a favorable and speedy result of any of these lawsuits, arbitrations or other proceedings.

Q. Other Notices. The Company will immediately provide you with any information that may materially and adversely affect its ability to perform this Agreement and of its anticipated effect.

R. No Change in Capital. The Company will not release, redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity security or partnership interest, or make any change in its capital structure, except to the extent required by any agreements signed prior to this Agreement and disclosed to you or with your prior written consent; and except with respect to the repurchase of stock in the form of “net share withholdings” pursuant to restricted share grants made under its current and future Stock Incentive Plans.

S. Loan Obligations. The Company will comply with the terms and agreements contained in this Agreement and in the other Loan Documents.

T. Insurance. The Company will obtain and maintain insurance with insurers, in amounts and coverages that are acceptable to you and customary with industry practice. This may include without limitation insurance policies for public liability, fire hazard and extended risk, workers compensation, and, at your request, business interruption and/or rent loss insurance. At your request, the Company will deliver to you certified copies of all of these insurance policies, binders or certificates. The Company will obtain and maintain a mortgagee or lender loss payee endorsement for you when these endorsements are available. The Company will immediately notify you of cancellation or termination of insurance. The Company will require all insurance policies to provide you with at least 10 days prior written notice to you of cancellation or modification. The Company consents to you using or disclosing information relative to any contract of insurance required by the Loan for the purpose of replacing this insurance. The Company also authorizes its insurer and you to exchange all relevant information related to any contract of insurance required by any document executed as part of this Loan.

U. Property Maintenance. The Company will keep all tangible and intangible property that the Company considers necessary or useful in its business in good working condition by making all needed repairs, replacements and improvements and by making all rental, lease or other payments due on this property.

V. Property Loss. The Company will immediately notify you, and the insurance company when appropriate, of any material casualty, loss or depreciation to the Property or to its other property that affects its business.

W. Accounts Receivable Collection. The Company will collect and otherwise enforce all of its unpaid Accounts Receivable at the Company’s cost and expense, until you end its authority to do so, which you may do at any time to protect your best interests. Notwithstanding the foregoing, you agree that you will not end its authority to collect the Company’s unpaid Accounts Receivables until the Company is in default of this Agreement or any other Loan Documents. The Company will not sell, assign or otherwise dispose of any Accounts Receivable without your written consent.

X. Reserves. You may set aside and reserve Loan proceeds for Loan interest, fees and expenses, taxes, and insurance. The Company grants you a security interest in the reserves. No interest will accrue on any reserve Loan proceeds. Disbursement of reserves is disbursement of the Loan’s proceeds. At the Company’s request, you will disburse the reserves for the purpose they were set aside for, as long as the Company is not in default under this Agreement. You may directly pay these reserved items, reimburse the Company for payments the Company made, or reduce the reserves and increase the Loan proceeds available for disbursement.

Y. Additional Taxes. The Company will pay all filing and recording costs and fees, including any recordation, documentary or transfer taxes or stamps, that are required to be paid with respect to this Loan and any Loan Documents.

7. COLLECTION EXPENSES AND ATTORNEYS’ FEES. On or after Default, to the extent permitted by law, the Company agrees to pay all expenses of collection, enforcement or protection of your rights and remedies under this Agreement or any other Loan Document. Expenses include (unless prohibited by law) reasonable attorneys’ fees, court costs, and other legal expenses. These expenses are due and payable immediately. If not paid immediately, these expenses will bear interest from the date of payment until paid in full at the highest interest rate in effect as provided for in the terms of this Loan. All fees and expenses will be secured by the Property the Company has granted to you, if any. In addition, to the extent permitted by the United States Bankruptcy Code, the Company agrees to pay the reasonable attorneys’ fees incurred by you to protect your rights and interests in connection with any bankruptcy proceedings initiated by or against the Company.

8. APPLICABLE LAW. This Agreement is governed by the laws of Virginia, the United States of America, and to the extent required, by the laws of the jurisdiction where the Property is located.

9. JOINT AND INDIVIDUAL LIABILITY AND SUCCESSORS. The Company’s obligation to pay the Loan is independent of the obligation of any other person who has also agreed to pay it. You may sue the Company alone, or anyone else who is obligated on the Loan, or any number of them together, to collect the Loan. Extending the Loan or new obligations under the Loan, will not affect the Company’s duty under the Loan and the Company will still be obligated to pay the Loan. You may assign all or part of your rights or duties under this Agreement or the Loan Documents without the Company’s consent. If you assign this Agreement, all of the Company’s covenants, agreements, representations and warranties contained in this Agreement or the Loan Documents will benefit your successors and assigns. The Company may not assign this Agreement or any of its rights under it without your prior written consent. The duties of the Loan will bind its successors and assigns.

10. AMENDMENT, INTEGRATION AND SEVERABILITY. This Agreement may not be amended or modified by oral agreement. No amendment or modification of this Agreement is effective unless made in writing and executed by you and the Company. This Agreement and the other Loan Documents are the complete and final expression of the understanding between you and the Company. If any provision of this Agreement is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.

11. INTERPRETATION. Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not to be used to interpret or define the terms of this Agreement.

12. NOTICE, FINANCIAL REPORTS AND ADDITIONAL DOCUMENTS. Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party’s address listed in the DATE AND PARTIES section, or to any other address designated in writing. Notice to one Borrower will be deemed to be notice to all Borrowers. The Company will inform you in writing of any change in its name, address or other application information. The Company will provide you any financial statement or information you request. All financial statements and information the Company gives you will be correct and complete. The Company agrees to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve its obligations under this Loan and to confirm your lien status on any Property. Time is of the essence.

13. CROSS-DEFAULT. A default under this Agreement or any of the Loan Documents shall be deemed a default under (i) the Commercial Loan Agreement and loan documents executed in connection therewith by the Company dated even date herewith in connection with the $2,000,000 loan made by you to the Company and (ii) the Commercial Loan Agreement and loan documents executed in connection therewith dated even date herewith in connection with the $6,500,000 loan made by you to the Company.

14. SIGNATURES. By signing under seal, the Company agrees to the terms contained in this Agreement. The Company also acknowledges receipt of a copy of this Agreement.

BORROWER:

Optical Cable Corporation

By	/s/ Tracy G. Smith	(Seal)
Name:	Tracy G. Smith
Title:	Vice President and CFO